**Puppy Zone Enterprises, Inc.**
**8275 S. Eastern Avenue, Suite 200**
**Las Vegas, NV 89123-2591**

October 24, 2007

**QMotions, Inc.**

**Riverside, CA**
**Attention:** Amro Albanna

Dear Sirs:

**RE: Acquisition of QMotions, Inc.**

The purpose of this letter is to confirm our intentions regarding the proposed acquisition (the "**Acquisition**") by Puppy Zone Enterprises, Inc. (the "**Purchaser**") of QMotions, Inc. (the "**Target**").

**Acquisition**

As consideration for the Acquisition, the Purchaser will issue to the Target's shareholders an aggregate of 29,000,000 voting common shares in the capital of the Purchaser (the "**Shares**") to be paid on the completion of the Acquisition. The Completion of the Acquisition will be November 28, 2007 or such other date as the parties may agree to in writing.

Advance
Upon the execution of this agreement, Purchaser shall arrange for a loan to Target of U.S. $500,000.00. Upon termination of this agreement the Target will repay all funds from loan.

**Conditions to completion of the Acquisition**

The parties' obligations to complete the Acquisition are expressly subject to the following conditions precedent, to be satisfied or waived in writing by the party receiving the benefit thereof:

(i) Each of the Purchaser and the Target providing the other with written notice of the satisfactory completion of its due diligence review of all matters relating to the Acquisition on or before November 2, 2007.

(ii) The negotiation, execution and delivery of a definitive Share Exchange Agreement.

(iii) The receipt of all necessary regulatory approvals and consents, and the approval of the shareholders of the Target to the Acquisition.

(iv) The Purchaser completing:

(a) concurrently with the closing of the Acquisition, a minimum US$2,500,000 in equity financing through the sale and issuance of voting common shares in the capital of the Purchaser at a price of US$1.25 per voting common share and issuance of 2 year warrants exercisable at $1.50 per share; and

(b) concurrently with the closing of the Acquisition, the cancellation and return to treasury of 53,000,000 restricted common shares in the capital of the Purchaser. The resulting combined entity will have a total of 50,000,000 common shares outstanding and 52,000,000 common shares on a fully diluted basis (as a result of 2,000,000 warrants).

(iv) The representations and warranties contained herein or in the Share Exchange are now and will be true and correct at and as of the date of completion of the Acquisition.

(v) The Target providing substantive information about the Target's assets and personelle for Purchaser to complete its public disclosure on the intended Acquisition.

(vi) Purchaser will have maximum liabilities at closing totaling US$15,000.00.

The failure by a party to satisfy or have waived a condition precedent will provide the other with a right of termination under this Agreement and on such termination this Agreement and the parties obligations hereunder will immediately be rendered null and void.

**Representations and Warranties**

The Target represents and warrants to the Purchaser as follows, with the intention that the Purchaser is relying on these representations and warranties in entering into this Agreement:

(a) The Target is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation.

(b) The execution and delivery of this Agreement and completion of the Target of its obligations contained herein has been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of the Target, enforceable against the Target in accordance with its terms.

(c) The Target owns and possesses and has good and marketable title of its assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances and other claims other than as will be included as an exhibit to the Share Exchange Agreement.

(d) The Target will have no liabilities other than as will be included as an exhibit to the Share Exchange Agreement.

The Purchaser represents and warrants to the Target as follows, with the intention that the Target is relying on these representations and warranties in entering into this Agreement:

(a) The Purchaser is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation.

(b) The execution and delivery of this Agreement and completion of the Purchaser of its obligations contained herein has been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(c) The Agreement does not need shareholder approval of Purchasers Shareholders

**Binding Agreement: Formal Agreement**

The parties acknowledge and agree that this Agreement shall be a binding and enforceable agreement on its execution by the Target and Purchaser, but it is also contemplates the execution of a formal Share Exchange Agreement, the material terms of which will be based on the terms set forth in this Agreement and the parties agree to use reasonable commercial efforts to complete and execute such Asset Exchange Agreement on or before November 18, 2007. If, for any reason, the Formal Agreement is not executed by November 28, 2007, Target will repay all money advanced from Purchaser or its affiliates and this Agreement shall be cancelled.

**Confidentiality**

Subject to disclosure obligations under applicable laws, each party agrees that they shall not make any public pronouncements concerning the terms of this Agreement without the express written consent of the other party, such consent not to be unreasonably withheld. However, Target acknowledges that Purchaser is a reporting issuer in the United States and that regulatory requirements will require that it make disclosure of this transaction as soon as practicable. Target agrees not to trade, not allow any of its employees or agents to trade in securities of Purchaser while in possession of material information about the Purchaser that has not been publicly disclosed. The Purchaser acknowledges that it previously executed a Non Disclosure Agreement with Target and will continue to be obligated by the terms of said agreement.

**Assignment**

This Agreement and the each party's obligations hereunder are not assignable without the express written approval of the other party, such approval not to be unreasonably withheld.

**Force Majeure**

The obligations of the parties hereto and the timeframes established in this Agreement shall be suspended to the extent and for the period that performance hereunder is prevented by and cause beyond either party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of god, laws, regulations, orders, proclamations or requests of any governmental or regulatory authority, inability to obtain on reasonable terms required permits, licenses or other authorizations, or any other matter similar to the above.

**Governing Law**

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the courts thereof shall have jurisdiction over any disputes relating thereto.

If the foregoing reflects your understanding of the proposed Acquisition and if you are in agreement in principle with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this letter and returning it to the Purchaser. This letter may be executed in several counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument. This letter is not valid if not countersigned and returned to the Purchaser by October 26, 2007.

Yours truly,

**Puppy Zone Enterprises, Inc.**

Authorized signatory

**AGREED AND ACCEPTED** this 24th day of October, 2007.

**QMotions, Inc.**

Authorized signatory